Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-190465 and No. 333-195843) pertaining to the 2007 Stock Plan, the 2013 Employee Stock Purchase Plan, and the 2013 Equity Incentive Plan of RetailMeNot, Inc. of our reports dated February 25, 2015, with respect to the consolidated financial statements of RetailMeNot, Inc. and the effectiveness of internal control over financial reporting of RetailMeNot, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Austin, Texas

February 25, 2015